Exhibit 23.2

Consent of Independent Auditors

We consent to the reference to our firm under the caption “Experts” in Post-Effective Amendment No. 2 on Form S-3 to Registration Statement No. 333-65015 and related Prospectus of Blue Rhino Corporation for the registration of 400,000 shares of its common stock and to the incorporation by reference therein of our report dated September 17, 2002 (except for Note 11 as to which the date is September 24, 2002) with respect to the consolidated financial statements and schedule of Blue Rhino Corporation included in its Annual Report on Form 10-K of Blue Rhino Corporation for the year ended July 31, 2002, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Greensboro, North Carolina

November 27, 2002

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